UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2012

LiveDeal, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 3, 2012 (the “Closing Date”), LiveDeal, Inc. (“LiveDeal”) and Isaac Capital Group LLC (“ICG”) entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”), pursuant to which ICG agreed to purchase for cash up to $2,000,000 in aggregate principal amount of Subordinated Convertible Notes (“Notes”) to be issued by LiveDeal. An initial Note in the principal amount of $250,000 was issued to ICG on the Closing Date. Additional Notes in an aggregate principal amount of up to $1,750,000 may be issued to ICG from time to time by LiveDeal for a period of one (1) year following the Closing Date upon notice to ICG, provided that each Note must be in a principal amount of at least $100,000. LiveDeal will use the proceeds of the Notes for working capital and other general corporate purposes.

The Purchase Agreement and the Notes, which are unsecured, provide that all amounts payable by LiveDeal to ICG under the Notes will be due and payable on April 3, 2013 (the “Maturity Date”), provided that LiveDeal has the option in its discretion to extend the Maturity Date by up to one (1) year if no Event of Default (as defined in the Purchase Agreement) has occurred and is continuing, and LiveDeal is in material compliance with its agreements and covenants under the Purchase Agreement and the Notes, as of the Maturity Date.

The Notes also provide for the following terms and conditions:

•	LiveDeal will pay an annual interest rate equal to 8% on the unpaid principal balance of each Note from its date of issuance. All interest will be payable on the Maturity Date or upon the conversion of the applicable Note, as described below. LiveDeal also has the option to prepay each Note, in whole or in part, at any time without premium or penalty.

•	Either LiveDeal or ICG may elect at any time to cause the immediate conversion of all or any portion of any Note (including all principal and accrued but unpaid interest relating thereto) into that number of shares of LiveDeal’s common stock, par value $0.001 per share (“Common Stock”), as is obtained by dividing the dollar amount of the principal and accrued but unpaid interest payable under the applicable Note by the applicable Conversion Price (the “Conversion Shares”). Subject to adjustment, the “Conversion Price” with respect to each Note will be an amount equal to 60% of the lesser of (i) the closing bid price of the Common Stock on the Closing Date or (ii) the 10-day weighted average closing bid price of the Common Stock for the 10 business days immediately preceding the date on which LiveDeal or ICG (as applicable) provides notice of conversion with respect to the applicable Note.

•	The Notes provide that, upon the occurrence of any Event of Default, all amounts payable to ICG will become immediately due and payable by LiveDeal, without any demand of or notice to LiveDeal.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including affirmative and negative covenants of LiveDeal. Among other things, LiveDeal (i) is required to provide certain financial and other information to ICG from time to time, (ii) must maintain its corporate existence, business, assets, properties, insurance and records in accordance with the requirements set forth in the Purchase Agreement, (iii) with certain exceptions, must not incur or suffer to exist any liens or other encumbrances with respect to its property or assets, (iv) must not make certain loans or investments except in compliance with the terms of the Purchase Agreement, and (v) must not enter into certain types of transactions, including dispositions of LiveDeal’s assets or business.

The Purchase Agreement also defines certain Events of Default, including (among other things) (i) LiveDeal’s failure to make any payment required under the Notes when due (subject to a three-day cure period), (ii) LiveDeal’s failure to comply with its covenants and agreements under the Purchase Agreement, the Notes and other transaction documents and (iii) the occurrence of a change of control with respect to LiveDeal.

Pursuant to the Purchase Agreement, in connection with the conversion of any Note into Conversion Shares, LiveDeal will issue to ICG a warrant to purchase that number of shares of Common Stock equal to the applicable number of Conversion Shares (subject to adjustment). Each such warrant will be exercisable for a period of five (5) years following the date of its issuance at an exercise price equal to a 20% premium to the Conversion Price of the applicable Note (subject to adjustment). The warrants provide that they may be exercised in whole or in part and also include a cashless exercise feature.

LiveDeal was not required to pay any due diligence, origination or other fees to ICG in connection with the transactions described above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: April 9, 2012	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer